Exhibit 10.06

Memorandum of Understanding between Energy Telecom, Inc., and Samsin USA

Date:  June 20, 2008

Scope:
This Memorandum of Understanding pertains to a joint development and production undertaking between Energy Telecom, In. (hereafter known as `Energy’) of Miami FL, USA, and Samsin U.S.A. (hereinafter known as `Samsin’).  The objective of this joint development activity is to develop two rounds of working prototypes of a communication eyewear product (see Appendix `B’ for sample photos and layouts), and, enter into full-scale production of same.

Objective:
Samsin to produce working Beta I and II level prototypes, and, manufacture in quantity industrial communication eyewear that provide Bluetooth communication between the eyewear and Bluetooth enabled communication devices.  The eyewear will receive incoming dual-channel streaming stereo music; will attenuate the surrounding unwanted industrial environmental noise so as to provide superior outgoing voice communication with other parties; provide noise attenuating earpieces that reduce noise.  In addition, Samsin to eventually produce a Bluetooth adaptor to act as an interface between the communication eyewear, and non-Bluetooth enabled communication devices, including those requiring Push-To-Talk.

The key components of the communication eyewear consist of:
1.	Industrial quality eyewear frame and lenses, based on the Sperian Genesis eyewear product.
2.	Industrial quality microphones and earpieces.
3.	Circuit board supporting hardware and software necessary to achieve the objective.
4.	A belt-worn Bluetooth adaptor.

The overall specifications of the eyewear product are outlined in Appendix A.

Responsibilities:
Samsin
Samsin is responsible for development of software and the PCB hardware contained in the system, manufacture of all components, excluding the Genesis lenses and disposable ear plugs, and assembly of the finished product. Samsin shall:

❖	Design the circuitry used to support the system.
❖	Design the multi-layered printed circuit board (PCB).
❖	Fabricate and assemble electronic components onto the PCBs.
❖	Develop software to operate the system.
❖	Perform laboratory testing to ensure proper hardware and software function.
❖	Perform limited testing to ensure proper hardware and software function.
❖	Serve as an exclusive supplier to Energy for the complete system that will include the PCB, the microphone module plus the plastic and the mechanical components, excluding lenses and earplugs.
❖	Sourcing of plastic housing manufacturer for the plastic frame parts, or, manufacturing them directly.
❖	Design all mechanical components.
❖	Be responsible for the fit and finish of all aspects of the eyewear product.
❖	Be responsible for assembling the entire completed communication eyewear product.
❖	Be responsible for all certification and testing of the communication eyewear product.
❖	Provide patent protection of the electronic design, use of dual microphones, and the operating software that allows for noise attenuation in the communication eyewear product.
❖	Indemnify Energy and its partners from any and all potential patent infringement claims by other companies or individuals.

Energy
Energy and its distribution and marketing partner, Sperian Protection, is responsible for the providing guidelines and suggestions for the industrial design generally described as the communication eyewear product.

❖	Supply mechanical definition required to design the PCB including:
- Communication eyewear features desired.
- General switch selection and locations.
- General connector selection and locations.
❖	Energy and Sperian will provide disposable ear plugs (to be mounted on the sound attenuating earpiece housing and transducer), and Genesis lenses for all Beta prototypes.
❖	Energy shall use the global presence of its partners to market, distribute and sell the communication eyewear product.
❖	Energy shall provide overall patent protection allowing for the manufacture of the communication eyewear product.

Deliverable Quantities:
Samsin shall generate three (3) complete communication eyewear Beta I prototypes, for initial testing and general wearer reactions.   Energy and Sperian shall test and evaluate the performance of this prototype over a three week period, and provide Samsin all the feedbacks and inputs from the testing and evaluation. Samsin shall during this period, based on Energy’s timely reports, make changes to the software (finer tuning of the nose attenuation software) or hardware, if necessary.

Samsin shall then generate up to one hundred (100) Beta II communication eyewear products as the test production run.  Approximately seventy-five (75) of these complete products will be provided to Energy and Sperian for the final testing and evaluation. The testing and evaluation shall be completed by Sperian within six (6) weeks.

Samsin shall use up to approximately twenty-five (25) complete eyewear products necessary for certifications such as FCC, CE, CE Mark and BQB.

The first production run is estimated to be five hundred (500) units.

The second production run is estimated to be five thousand (5000) units.

The third production run is estimated to be 25,000 units.

Note:  The number of units for the first, second, and third production run is flexible, dependent on the results of global wearer reception tests.

Project Schedule:
The three (3) Beta I prototypes shall be delivered to the United States no later than September 30, 2008.

The one hundred (100) Beta II test production run models shall be delivered over a period centered on October 21, 2008.

Note:  Precise delivery dates for the 100 test production run models, and the Bluetooth adaptor, are not yet perfectly detailed.  The precise delivery dates will be developed as engineering and development proceeds.

❖	Tooling build must start no later than December 26, 2008.
❖	The first production run must be completed, and ready for inspection no later than March 30, 2009.
❖	All certification must be completed no later than April 3, 2009.
❖	The second production run must start no later than May 22, 2009.
❖	The second production run must ship no later than July 3, 2009.

Unit Cost:
Samsin shall provide to Energy, for budgetary purposes, as soon as practical the anticipated costs to produce, FOB Korea:

❖	Three (3) complete and operating Beta I prototypes.
❖	One hundred (100) complete and operating Beta II prototypes.
❖	Production units, in lots of five thousand (5,000) and twenty five thousand (25,000) complete and operating and fully tested and certified eyewear.

Note:  Energy and Sperian will provide the Genesis lenses and disposable sound attenuating ear plugs (to be mounted on the earpieces) on all prototype models, and on all production models.  There will be no cost to Samsin for Energy and Sperian to do so for the prototypes, and the cost to do so for production units will be arranged through a separate agreement.  Therefore, all estimated coats will be for the complete eyewear product, excluding the lenses and disposable ear plugs.

Production:
The minimum quantity per order (after the first production run)  is anticipated to be no less than five thousand (5,000) units.

The payment will be 30 days from shipment date by irrevocable Letter of Credit (LC) or wore transfer. Hardware warranty will 365 days from the date of the shipment.

The parties’ liability to each other for any failure to perform pursuant to the terms of this Memorandum shall be limited to the amount payable hereunder.

Intellectual Property:
Any intellectual property owned by a party shall remain the property of that party, and no license or conveyance of rights in said intellectual property is intended.

Information provided by either party to the other in the course of performance of this Statement of Work will be subject to the Nondisclosure Agreement between the parties dated January 8th, 2008.  The parties will take reasonable steps to insure the continued confidentiality of such information in connection with disclosures to prospective customers.

Exclusivity:
Samsin shall be the sole supplier of the operating software and hardware design for the communication eyewear product.

Energy shall be the sole distributor, and marketer of the communication eyewear product.

Energy Telecom, Inc.	Samsin U.S.A.

/s/ TOM RICKARDS	/s/
Name: Tom Rickards	Name
Title: President	Title

Energy Telecom, Inc.
1602 Alton Rd., #12, Miami Beach, FL 33139 USA
305.865.9885, Fax: 305.865.4435, corporate@energytele.com
www.energytele.com

Appendix `A’:

The communication eyewear product must or deliver have

Features:
❖	Duplex Bluetooth voice communication between the eyewear and Bluetooth enabled voice communication devices.
❖	Receive streaming stereo signals from Bluetooth enabled music devices.
❖	Attenuate environmental noise through the use of dual microphones and noise attenuating software, so that the wearer may send easy to understand voice messages to a remote party.
❖
Attenuate environmental noise through a modified transducer earpiece, and sound attenuating disposable earplug delivering a NRR (Noise Reduction Rating) of at least 22, and preferably 25 (as tested in accordance with ANSA S.#.19-1074).

❖	Protect the wearer’s vision through safety lenses in keeping with ANSA Z87.1

Performance:
❖	Must provide duplex voice communication in environments with sound pressure levels up to 92dB.
❖	Must have a Bluetooth range of no less than 15’ (approximately 5 meters).
❖	Must provide a sound frequency response to the ear of 20Hz-20KHz.

Technologies:
❖	Must be Bluetooth V2.1+EDR compliant
❖	Must have operating software supporting A2DP (Advanced Audio Distribution Profile) ; AVRCP (Audio Video Remote Control Profile); HSP (Headset Profile) ; HFP (Hands-free Profile)

Operator interface:
❖
It is preferred that the operator interface should be large (no less than about 0.30”OD) and tall independent push buttons, or within touch pads, so that industrial workers with gloved hands may easily find the buttons.

❖	The buttons (either independent or in a touch pad) must be very `clicky.
❖	A minimum number of operating buttons is desired, as long as the operating protocols for voice and music are not overly complicated.
❖	It is preferred that the operator buttons or touch pads be located so that sweat may not leak into the interior cavity of the earwear temple pieces.
❖	Must have simple and easy to use trunions (or clips) on the temple pieces to hold the earpiece and wire when the earpiece is not being used.
❖	Must have small and different colored LEDs to indicate `On’, `Link’, and `Charging’, etc. Red is preferred for charging, green for on.

Battery and Product life:
❖	The battery must provide no less than 12 hours of constant `On’, and no less than 6 hours of `Talk’.
❖	It is preferred for the system to have `Sleep’, and `Deep Sleep’ modes.
❖	It is preferred that the battery construction and management system insure the battery cannot overheat and explode.
❖	It is preferred that the battery charge in no more than three hours.

Connectivity:
❖	A mini USB port for charging must be located on the bottom side of one of the temple pieces, preferably covered with an easy-to-open water-tight cover.
❖	It is assumed that the mini USB port may be used eventually to provide access for software updates and improvements.

Appendix `B’:

General configuration of the eyewear product.

Poseable tips (black portion at rear of temple pieces; can be bent to the wearer’s needs, and remain in that position.

Trunions or clips to hold wire and earpieces when not in use.

How earpiece and wires are used, and, stowed behind the ear when not in use.

Example of touchpad and LED layouts.

Suggested ID for eventual Push-To-Talk enabled BT adaptor.